Exhibit 15.1

28 May 2010
Matter No.:871778
Doc Ref: AL/yc/327782
China Sunergy Co., Ltd.
No. 123, Fochengxilu
Nanjing Jiangning Economic & Technical Development Zone
Nanjing
Jiangsu 211100
People’s Republic of China
(852) 2842 9595
Andrew.Lee@conyersdill.com
Dear Sirs,

China Sunergy Co., Ltd. (the “Company”)
Annual Report on Form 20-F

We hereby consent to the filing of this letter as an exhibit to the Company’s annual report on Form 20-F for the year ended 31 December 2009 with the U.S. Securities and Exchange Commission.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman
Conyers Dill & Pearman